Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:      Everett V. Pizzuti, CEO                                                                                                           August 21, 2012
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Reports Second Quarter Sales and Earnings; Directors Declare Regular Cash Dividend

WEST WARWICK, RI – August 21, 2012 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Income of $987,000, equal to 13 cents per diluted share, on sales of $19,572,000 for the Second Quarter ended July 28, 2012.  Unfavorable foreign exchange currency rates decreased this year’s Second Quarter sales by approximately $459,000 or 2.3%, when compared to the previous year. The Company reported Net Income of $1,046,000, equal to 14 cents per diluted share, on sales of $20,336,000 for the comparable period of the prior year.  Net Income in the prior year’s Second Quarter includes income of $300,000, equal to 4 cents per diluted share related to the disposition on an insurance policy.

For the six months ended July 28, 2012, Astro-Med reported Net Income of $1,824,000, equal to 24 cents per diluted share, on sales of $37,997,000.  Unfavorable foreign exchange currency rates decreased this year’s six-month sales by approximately $668,000 or 1.8% when compared to the previous year.  The current year’s Net Income includes a tax benefit of $285,000 or $0.04 per diluted share, due to a favorable resolution of a previously uncertain tax position.  During the comparable six-month period of the prior year, Net Income was $1,477,000, equal to 20 cents per diluted share, on sales of $39,196,000.

CEO Commentary

Commenting on the results, Everett V. Pizzuti, President and CEO stated, “Astro-Med achieved another solid performance during the Second Quarter of Fiscal Year 2013. Customer demand again exceeded $19 million with new orders peaking at $19,886,000, a 2.3% increase over the previous year’s restated orders received of $19,438,000 (excludes Astro-Med’s divested Asheboro, NC label business), notwithstanding the current uncertain economic climate.  As an outgrowth of the new orders trend, our Backlog rose 18.9% over the prior year-end level.  Net Sales during the Quarter continued on a growth trajectory, with sales revenues rising 6.2% over the First Quarter’s sales volume of $18,425,000.

"We received revenue contributions from each Product Group with QuickLabel Systems at $10,807,000, Grass Technologies at $4,909,000 and Test & Measurement, including Ruggedized Products, at $3,856,000. The growth in QuickLabel Systems was aided by the successful launch of the Company’s latest innovation, a low cost inkjet label printer called the  Kiaro!. The new Kiaro! is a revolutionary color label printer that combines high-speed label printing with near photographic print quality while ensuring an economical cost of ownership.

"We are also pleased with the Company’s margin improvement during the Quarter. Our Gross Profit Margin rose 350 basis points over the prior year’s Second Quarter Gross Profit Margin to 42.4%, while our Operating Margin rose 260 basis points from the previous year’s Second Quarter Operating Margin to 8.6%. The improved Operating Margin is reflected in the Company’s Operating Income of $1,678,000 in the Second Quarter, a 37.2% increase from the Operating Income reported in the prior year’s Second Quarter.

"Astro-Med’s financial position remains very strong as detailed on its Balance Sheet.  Cash & Marketable Securities declined slightly to $22,516,000, our Working Capital Assets of Accounts Receivable and Inventories declined by less than 2% from the year-end levels and reflect turnover rates of 50 Days Sales Outstanding (DSO) and 112 Days of Inventory on Hand (DIOH).”

Astro-Med, Inc. Directors Declare Regular Cash Dividend

On August 20, 2012, the Directors of Astro-Med, Inc. declared the regular quarterly cash dividend of $0.07 per share, payable on October 4, 2012 to shareholders of record as of September 14, 2012.

Second Quarter Conference Call on Wednesday, August 22, 2012 at 11:00 am EDT

This call can be accessed at Astro-Med, Inc.’s web site at www.Astro-MedInc.com and is being webcast by Thomson Financial.  You can participate in the conference call by dialing
1-877-941-0844 with passcode 4554178.

The Astro-Med, Inc. webcast is also being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com) a password-protected event management site.

Following the live broadcast, a webcast of the recorded call will be available for ten days at www.Astro-MedInc.com.  A telephone replay of the conference call will also be available for seven days by dialing 1-800-406-7325 with passcode 4554178.

Astro-Med, Inc Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Six-Months Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011

Net Sales	19,572	$20,336	37,997	$39,196
Gross Profit	8,299 42.4%	7,901 38.9%	15,670 41.2%	15,402 39.3%
Operating Expenses:
Selling & Marketing	4,298	4,526	8,542	9,092
Research & Development	1,208	1,187	2,411	2,655
General & Administrative	1,115	965	2,152	1,875
	6,621	6,678	13,105	13,622

Operating Income	1,678	1,223	2,565	1,780
	8.6%	6.0%	6.8%	4.5%

Other Income (Expense), Net	(89)	297	(103)	448

Income Before Taxes	1,589	1,520	2,462	2,228

Income Tax Provision	602	474	638	751

Net Income	$987	$1,046	$1,824	$1,477

Net Income Per Share - Basic	$0.13	$0.14	$0.25	$0.20
Net Income Per Share - Diluted	$0.13	$0.14	$0.24	$0.20

Weighted Average Number of Common Shares - Basic	7,439	7,293	7,432	7,280
Weighted Average Number of Common Shares - Diluted	7,491	7,446	7,489	7,424

Dividends Declared Per Common Share	$0.07	$0.07	$0.14	$0.14

Selected Balance Sheet Data
In Thousands
(Unaudited)

	As of July 28, 2012	As of January 31, 2012

Cash & Marketable Securities	$22,516	$23,040
Current Assets	$51,691	$52,478
Total Assets	$65,804	$67,062
Current Liabilities	$6,816	$8,272
Shareholders’ Equity	$56,354	$55,663

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems.  Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2012 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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